10th Floor, Brunswick House       Correspondence:        Telephone: 506.632.1970
44 Chipman Hill                   P.O. Box 7289          Fax:       506.652.1989
Saint John, NB                    Postal Station A       saint-john@smss.com
Canada E2L 2A9                    Saint John, NB         www.smss.com

TLC Laser Eye Centers, Inc.
5280 Solar Drive,
Suite 300,
Mississauga, Ontario
L4W 5M8

Dear Sirs:

We have acted as New Brunswick counsel to TLC Laser Eye Centers, Inc., an Ontario corporation (the "Corporation"), in connection with the proposed continuation of the Corporation to New Brunswick and the registration of up to
o common shares of the Corporation under the United States Securities Act of 1933, as amended, pursuant to a registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on o to be issued to the holders of common shares of Laser Vision Centers, Inc., a Delaware corporation ("Laser Vision") upon the amalgamation (the "Amalgamation") of Laser Vision and TLC Acquisition II Corp., a Delaware corporation and wholly owned subsidiary of the Corporation pursuant to an Agreement and Plan of Merger dated August 25, 2001 (the "Amalgamation Agreement").

For the purposes of this opinion, we have reviewed an executed copy of the Amalgamation Agreement. We have also:

(a) reviewed the proposed articles of continuance and by-laws of the Corporation;

(b) reviewed and assumed the completeness of the corporate records and minutes of corporate proceedings of the Corporation;

(c) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise and the authenticity of the originals of all such documents;

(d) examined such statutes and have considered such questions of law and have made such other investigations as we have deemed necessary for the purpose of the opinions expressed below;
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(e)   assumed that the transactions contemplated by the Amalgamation Agreement will be completed in a timely manner.

Our opinion is subject to the following:

(a) that the approval of the shareholders of the Corporation for the continuation of the Corporation under the laws of New Brunswick and the adoption of the by-laws of the Corporation is obtained, that articles of continuance continuing the Corporation under the laws of New Brunswick are filed with the Director under the New Brunswick Business Corporations Act, all applicable filing fees are paid and a Certificate of Continuance for the Corporation is issued by the said Director;

(b) that all approvals and filings necessary under the laws of the State of Delaware and the Province of Ontario in connection with the Amalgamation and the transactions contemplated therein are obtained or made and all steps necessary to the completion and effectiveness of the Amalgamation are fulfilled.

The opinions set forth herein are limited to the laws of the Province of New Brunswick and we express no opinion as to the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that the Shares, are duly authorized and upon issuance therefor in accordance with the Amalgamation Agreement, will be validly issued as fully paid and non-assessable.

We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the section of the Registration Statement entitled "Legal Matters".

Yours truly,